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                                                                    EXHIBIT 23.1




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of PacifiCare Health Systems, Inc. for the registration of $135,000,000 of convertible subordinated debentures and to the incorporation by reference therein of our report dated January 31, 2002 (except for Note 10, as to which the date is March 12, 2002), with respect to the consolidated financial statements and schedule of PacifiCare Health Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                           ERNST & YOUNG LLP
Irvine, California
January 29, 2003